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First Internet Bancorp

Paula Deemer

(317) 428-4628

investors@firstib.com

First Internet Bancorp Reports Fourth Quarter, Full Year 2013 Financial Results:

Loan Growth, Strategic Initiatives Drive Success

INDIANAPOLIS, IN, January 29, 2014 – First Internet Bancorp (NASDAQ: INBK), parent company of First Internet Bank of Indiana (www.firstib.com), a premier nationwide provider of online retail banking services and commercial banking services, today announced unaudited financial results for the three and 12 months ended December 31, 2013.

David Becker, Chairman and CEO, commented: “For First Internet Bancorp, 2013 was another year of strong growth. With year-over-year net loans receivable increasing 41%, it is evident that efforts to expand our loan origination capabilities and diversify our revenue streams have been successful. Commercial loans receivable almost doubled, year over year, and now represent 40% of our loans receivable. Our expanding loan portfolio generated increased net interest income, which was up 10% in 2013. This partially offset a decrease in noninterest income caused by a nationwide slowing in mortgage refinancing activity.

“To support our positive momentum and enable continued growth, the company completed a public offering of common stock during the fourth quarter, which provided $29.1 million of new capital. Of course, the 58% year-over-year increase in common shares outstanding impacted our earnings per share ratio.”

Highlights for the Three Months ended December 31, 2013:

•	Net income was $666,000 or $0.19 per diluted share compared with $1.55 million or $0.54 per diluted share in the prior year period.

•	Net interest income increased 21% to $4.96 million compared to $4.09 million for the prior year period.

•	Net interest income after provision for loan losses increased 42% to $4.74 million compared to $3.35 million for the prior year period.

•	Net interest margin was 2.70%.

•	Nonperforming assets to total assets declined to 0.90% at December 31, 2013 compared with 1.62% at December 31, 2012.

•	The company established First Internet Bank Business Capital to expand the company’s commercial lending efforts by offering asset-based financing options.

•	First Internet Bank was named top Online Mortgage Originator for 2013 by Mortgage Technology.

Highlights for the Year Ended December 31, 2013:

•	Net interest income after provision for loan losses increased 32% in 2013 to $17.12 million.

•	Total assets were a record $802.34 million at December 31, 2013 compared with $636.37 million at December 31, 2012, up 26%.

•	Net loans receivable were $495.73 million at December 31, 2013 compared with $352.33 million at December 31, 2012, an increase of 41%.

•	Total commercial loans increased to $197.60 million at December 31, 2013 compared with $99.19 million at December 31, 2012. Commercial Real Estate loans increased 68% and Commercial and Industrial loans increased 287% compared with December 31, 2012.

•	Total deposits increased to $673.10 million at December 31, 2013 compared with $530.69 million at December 31, 2012, up 27%.

Becker stated, “In 2013, we made investments to support the meaningful growth of our company. As a result, our deposits, loans and total assets all grew at double-digit levels. We expanded our infrastructure as well as our expertise to support growth as a larger, more diversified retail and commercial banking entity. Over the past year, we added experienced talent in commercial banking, mortgage lending and compliance. An experienced team specializing in asset-based lending also joined the company. This group will provide working capital to small to medium sized companies, enabling us to continue expanding our commercial loan platform.

“We are focused on generating meaningful returns to our shareholders. We joined NASDAQ during the first quarter because we believed doing so would increase the profile of the company and improve stockholder liquidity. We also established quarterly cash dividends, giving shareholders a return on investment. In the fourth quarter, we completed our first SEC-registered offering.”

Fourth Quarter and Full Year 2013 Income Statement Highlights

For the quarter ended December 31, 2013, net interest income was $4.96 million, up 21% from $4.09 million for the quarter ended December 31, 2012. The increase reflected greater revenue from loans – commercial as well as residential mortgage – and a 5% decrease in interest expense. Reflecting continued credit quality, the company’s provision for loan losses declined to $223,000 in fourth quarter 2013 compared with $744,000 in fourth quarter 2012. Total noninterest expense in the fourth quarter 2013 was $5.26 million compared with $4.83 million in fourth quarter 2012 reflecting the company’s continued investment in its strategic initiatives. Fourth quarter 2013 net income was $666,000 compared with $1.55 million for the quarter ended December 31, 2012.

Net income for the year ended December 31, 2013 was $4.59 million compared with $5.61 million in the prior year. Net interest income increased 10% for the year ended December 31, 2013 to $17.45 million compared to $15.84 million for the year ended December 31, 2012. During 2013, revenue from mortgage banking declined 19% from 2012 as refinancing slowed in the third and fourth quarters impacted noninterest income for the year. Noninterest expenses increased as the company made investment in proven talent, premises, and marketing expenses to support growth. The company also faced expenses related with NASDAQ listing and becoming an SEC-reporting company.

“As anticipated, the industry-wide slowing of residential mortgage refinancing activity affected our year-over-year net income,” Becker said. “This is exactly why we have continued building a nationwide franchise and diversifying to our revenue streams. We benefited from a nationwide residential mortgage refinancing boom in 2012 and the first half of 2013 and will continue our efforts to increase our presence in home purchase financing. We believe the bank is well positioned to compete effectively in the mortgage business with our web-based infrastructure and experienced team. Our commercial teams bring versatility to our lending and deposit-gathering capabilities and thus to our income opportunities moving forward.”

Balance Sheet, Deposit Growth, Loan Portfolio and Asset Quality Highlights

Total assets at December 31, 2013 were $802.34 million compared with $636.37 million at December 31, 2012. The balance sheet reflected a 27% increase in total deposits at year-end 2013 to $673.10 million compared with $530.69 million at year-end 2012.

Total net loans receivable increased 41% to $495.73 million at December 31, 2013 compared with $352.33 million at December 31, 2012. Total commercial loans were $197.60 million December 31, 2013 compared with $99.19 million at December 31, 2012, reflecting growth in both Commercial Real Estate and Commercial and Industrial lending. Commercial Real Estate loans totaled $142.43 million at year-end 2013, up 68% compared with $84.92 million at year-end 2012. Commercial and Industrial loans rose to $55.17 million at year-end 2013 compared with $14.27 million at year-end 2012. Commercial loans comprised 40% of the loan portfolio excluding mortgages held for sale at December 31, 2013, compared with 28% at December 31, 2012.

“Our success in both the Commercial Real Estate and Commercial and Industrial businesses was particularly gratifying, demonstrating our ability to win new relationships in an extremely competitive environment,” Becker noted.

Residential real estate loans retained by the bank were $191.01 million at year-end 2013, representing 39% of the loan portfolio excluding mortgages held for sale, compared with $128.82 million at year-end 2012. As the Bank maintained its focus on building its commercial business in 2013, consumer loans, which include specialty lending categories like horse trailers and other recreational vehicles, were $107.56 million at December 31, 2013 compared with $126.49 million at December 31, 2012.

Asset and loan quality remained strong. Nonperforming assets decreased to 0.90% at December 31, 2013. Nonperforming loans at December 31, 2013 declined to $1.85 million from $4.38 million at December 31, 2012. Nonperforming loans to total loans receivable was 0.37% at December 31, 2013 compared with 1.24% for the year ended 2012. The loan loss allowance to total nonperforming loans was 293% and the loan loss allowance to total loans receivable was 1.09% at December 31, 2013.

Capital Position

The company and the bank continue to exceed accepted regulatory standards for a well-capitalized institution with a Tier 1 leverage ratio of 11.66% at the holding company and 9.55% at the bank.

Outlook

Becker concluded: “Strategic initiatives during the past several years reflect our confidence in building the First Internet Bank franchise to be a leader in web-based retail banking and commercial banking. Our investments in building our retail and commercial business lines have generated substantial success for the company and its shareholders, and we expect our 2013 investments to drive long term growth. As we demonstrated by establishing a quarterly dividend program to common shareholders in 2013, we are committed to building shareholder value.”

About First Internet Bancorp
First Internet Bancorp (NASDAQ: INBK) became the parent company of First Internet Bank of Indiana in 2006.

About First Internet Bank
First Internet Bank of Indiana opened for business in 1999 as the first state-chartered, FDIC-insured institution to operate solely via the Internet and has customers in all 50 states. Deposit services include checking accounts, regular and money market savings accounts with industry-leading interest rates, CDs and IRAs. First Internet Bank also offers consumer loans, conforming mortgages, jumbo mortgages, home equity loans and lines of credit, and commercial loans.

Safe Harbor Statement

This press release may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance or business of the company.  Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements.  Factors that may cause such differences include: failures of or interruptions in the communications and information systems on which we rely to conduct our business; our plans to grow our commercial real estate and commercial and industrial loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the SEC.  All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Financial Tables Follow

First Internet Bancorp

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	December 31,	December 31,
	2013	2012

Assets
Cash and due from banks	$2,578	$2,881
Interest-bearing demand deposits	51,112	29,632
Total cash and cash equivalents	53,690	32,513
Interest-bearing time deposits	2,500	-
Securities available for sale - at fair value	181,409	156,693
Loans held for sale	28,610	63,234
Loans receivable - net of allowance for loan losses	495,727	352,328
Accrued interest receivable	2,904	2,196
Federal Home Loan Bank of Indianapolis stock	2,943	2,943
Cash surrender value of life insurance	11,935	11,539
Premises and equipment, net	7,134	793
Goodwill	4,687	4,687
Other real estate owned	4,381	3,666
Other assets	6,422	5,775
Total assets	$802,342	$636,367
Liabilities and Shareholders’ Equity
Liabilities
Non-interest bearing deposits	$19,386	$13,187
Interest-bearing deposits	653,709	517,504
Total deposits	673,095	530,691
Advances from Federal Home Loan Bank	31,793	40,686
Subordinated debt	2,789	-
Accrued interest payable	102	120
Accrued expenses and other liabilities	3,655	3,520
Total liabilities	711,434	575,017
Shareholders' Equity
Voting common stock	71,378	41,508
Retained earnings	21,902	18,024
Accumulated other comprehensive income (loss)	(2,372)	1,818
Total shareholders’ equity	90,908	61,350
Total liabilities and shareholders’ equity	$802,342	$636,367

  First Internet Bancorp

Condensed Consolidated Statements of Income (Unaudited)

(in thousands except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Interest Income
Loans	$5,770	$5,096	$20,843	$19,560
Securities – taxable	871	619	3,082	3,133
Securities – non-taxable	465	412	1,611	1,681
Total interest income	7,106	6,127	25,536	24,374
Interest Expense
Deposits	1,819	1,697	6,861	7,172
Other borrowed funds	323	341	1,227	1,360
Total interest expense	2,142	2,038	8,088	8,532
Net Interest Income	4,964	4,089	17,448	15,842
Provision for Loan Losses	223	744	324	2,852
Net Interest Income After Provision for Loan Losses	4,741	3,345	17,124	12,990
Noninterest Income
Service charges and fees	172	162	687	685
Mortgage banking activities	915	3,656	8,682	10,647
Other-than-temporary impairment loss	-	-	(49)	(252)
Gain (loss) on sale of securities	6	(49)	(63)	48
Loss on asset disposals	(25)	(56)	(146)	(93)
Other	103	99	406	388
Total noninterest income	1,171	3,812	9,517	11,423
Noninterest Expense
Salaries and employee benefits	2,721	2,462	10,458	8,529
Marketing, advertising and promotion	481	353	1,870	1,362
Professional services	476	385	2,267	1,422
Data processing	224	215	916	897
Loan expenses	226	228	800	1,097
Net occupancy expenses	454	619	1,923	1,711
Deposit insurance premium	138	114	451	455
Other	535	453	1,797	1,140
Total noninterest expense	5,255	4,829	20,482	16,613
Income Before Income Taxes	657	2,328	6,159	7,800
Income Tax Provision (Benefit)	(9)	774	1,566	2,194
Net Income	$666	$1,554	$4,593	$5,606
Income Per Share of Common Stock
Basic	$0.19	$0.54	$1.51	$1.95
Diluted	$0.19	$0.54	$1.51	$1.95
Weighted-Average Number of Common Shares Outstanding
Basic	3,496,841	2,873,618	3,041,666	2,869,365
Diluted	3,516,462	2,873,618	3,050,001	2,869,365
Dividends Declared Per Share	$0.0600	$0.1667	$0.2200	$0.1667

Note: Certain reclassifications have been made to the 2012 financial statements to conform to the 2013 financial statement presentation. These reclassifications had no effect on net income.

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